Pricing Supplement No. 9                             Filing under Rule 424(b)(3)
Dated:  October 5, 1995                     Registration Statement Nos. 33-52555
                                                                    and 33-51036


(To Prospectus dated March 18, 1994, and
Prospectus Supplement dated March 25, 1994)

CUSIP No. 44615QAJ6


                                  $250,000,000

                       HUNTINGTON BANCSHARES INCORPORATED

                          MEDIUM-TERM NOTES, SERIES A



Principal amount:  $35,000,000                                   Floating Rate Notes:
Interest Rate (if fixed rate):  6.15%                               Interest Rate Basis: N/A
Stated Maturity:  OCTOBER 15, 1998                                  Index Maturity:  N/A
Minimum denominations:  $100,000                                    Spread:  N/A
Issue price (as a percentage of                                     Spread Multiplier:  N/A
   principal amount):  A/S                                          Maximum Rate:  N/A
Selling Agent's commission (%):  0.082%                             Minimum Rate:  N/A
Purchasing Agent's discount                                         Initial Interest Rate:  N/A
   or commission (%):  N/A                                          Interest Reset Date(s): N/A
Net proceeds to the Company:   $34,971,300                          Interest Reset Period: N/A
Settlement date (original issue date):  OCTOBER 11, 1995            Interest Determination Date(s):  N/A
Redemption Commencement Date (if any):  N/A                         Calculation Date(s):  N/A
Initial Redemption Percentage (if any):  N/A                     Interest Payment Date(s): APRIL 15, 1996;
Annual Percentage Redemption                                           OCTOBER 15, 1996; APRIL 15, 1997;
   Reduction (if any):  N/A                                            OCTOBER 15, 1997; APRIL 15, 1998;
Repayment Date (if any):  N/A                                          OCTOBER 15, 1998
Initial Repayment Percentage (if any):  N/A                      Interest Payment Periods(s): SEMI-ANNUAL
Annual Repayment Percentage                                      Regular Record Date(s): 15 CALENDAR DAYS
   Reduction (if any):  N/A                                         PRIOR TO INTEREST PAYMENT DATE



         Additional terms:  NONE.


         As of the date of this Pricing Supplement, the aggregate initial public offering price of the Debt Securities (as defined in the Prospectus) which have been sold (including the Notes to which this Pricing Supplement relates) is $215,000,000.

         "N/A" as used herein means "Not Applicable." "A/S" as used herein means "as stated in the Prospectus Supplement referred to above."

                              GOLDMAN SACHS & CO.